Exhibit 99.1

Media Contact:

Andrew Larg, (408) 658-1059

andrew.larg@seagate.com

SEAGATE TECHNOLOGY ANNOUNCES CFO RESIGNATION

CUPERTINO, CA – July 30, 2018 – Seagate Technology plc (NASDAQ: STX) today announced that David H. Morton, Jr., executive vice president and chief financial officer at Seagate, will leave the company for a senior finance executive role at another company. Morton has agreed to assist in the orderly transition of his CFO responsibilities and will leave the company on August 3, 2018. His departure is not based on any disagreement with the company’s accounting principles, practices or financial statement disclosures.

Dave Mosley, president and chief executive officer said, “On behalf of the board of directors and executive team at Seagate, I would like to thank Dave for his contributions over his 20+ year tenure at the company. As chief financial officer, Dave championed company-wide efforts to create shareholder value through optimizing our financial model, strengthening the company’s balance sheet and driving strategic investments. We wish Dave the best in his future endeavors.”

Dave Morton said, “It has been a tremendous career experience working at Seagate and I am proud of the successful transitions we have accomplished in the business over the last few years. Seagate is well positioned with a strong operational and financial foundation to continue to achieve its strategic goals and create shareholder value.”

Seagate will be initiating a search for a successor CFO and has named Kathryn R. Scolnick interim CFO. Kathryn has been a senior finance executive at Seagate for six years leading the company’s investor relations and treasury operations.

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